Exhibit 99.1

23 August 2021

ASX RELEASE

Company Announcements Platform

Sezzle, Inc. files confidential registration for proposed initial public offering

Sezzle Inc. (ASX:SZL) (Sezzle or Company) advises that it has confidentially submitted a draft Registration Statement on Form S-1 with the Securities and Exchange Commission (SEC) relating to the proposed underwritten Initial Public Offering (IPO) of the Company’s common stock in the United States. The number of shares to be offered and the price range for the proposed IPO have not yet been determined. The IPO is expected to take place after the SEC completes its review process, subject to market and other conditions.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities. This announcement is being made pursuant to and in accordance with Rule 135 under the Securities Act of 1933, as amended (the “Securities Act”). As required by Rule 135, this press release does not constitute an offer to sell or the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction. Any offers, solicitation or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act.

This announcement was approved by the Company’s CEO and Executive Chairman, Charlie Youakim, on behalf of the Sezzle Inc. Board.

Sezzle Inc. (ASX:SZL) | ARBN 633 327 358 | sezzle.com | 251 1st Ave N, Suite 200, Minneapolis, MN 55401

Contact Information

For more information about this announcement:

Lee Brading, CFA	Justin Clyne	Media Enquiries
Investor Relations	Company Secretary	Mel Hamilton - M&C Partners
+61 391 112 670	+61 407 123 143	+61 417 750 274
InvestorRelations@sezzle.com	jclyne@clynecorporate.com.au	melissa.hamilton@mcpartners.com.au

About Sezzle Inc.

Sezzle is a purpose-driven company on a mission to financially empower the next generation. As of June 30, 2021, our platform has supported the business growth of over 40,000 Active Merchants while serving approximately 2.9 million Active Consumers. Through our payments products we aim to enable consumers to take control over their spending, be more responsible, and gain access to financial freedom. Our vision is to create a digital ecosystem benefiting all of our stakeholders – merchant partners, consumers, employees, communities and investors – while continuing to drive ethical growth.

Sezzle Inc. (ASX:SZL) | ARBN 633 327 358 | sezzle.com | 251 1st Ave N, Suite 200, Minneapolis, MN 55401